Exhibit 10.1

CONSULTING AGREEMENT

between

Epizon Limited and Gerard Dab, CEO of VisualMED Clinical Solutions, Corp.

THIS AGREEMENT is entered into and is effective as of the May 2nd 2021, by and between Epizon Limited, a Bahamas based Company with an address at Suite 104A, Saffrey Square, Bank Lane, PO Box N-9306, (the “Company”), and, Gerard Dab, CEO of VisualMED Clinical Solutions, Corp., a Pink Sheet listed public company organized under the laws of the State of Nevada, with main offices located at, 50 West Liberty Street, Suite 880, Reno, Nevada 89501 (the “Client”).

WITNESSETH

WHEREAS, the Company provides consulting services to businesses in connection with their capital structure, business plan and business opportunities, management, complimentary acquisitions and seeking and securing of investors, financing or buyers; and

WHEREAS, the Client is the CEO of VisualMED Clinical Solutions, Corp., a public company that is searching for a new business opportunity. The Client personally owns or has shareholder and Board of Director approvals to own 1,000 Preference A shares in VisualMed in exchange for a reduction of debt owed to Client personally from VisualMed. These Preference A shares have certain rights and benefits, including being equal to 51% voting control of VisualMed at all times, regardless of the number or class of other shares issued. Shareholder consent and Board approval have been received to confirm these rights and benefits and all actions required to confirm and file the required documents with the State to confirm the designation and issuance of these Preference A shares will be taken by Client and VisualMed.

WHEREAS, the Client and the Company wish to enter into a relationship pursuant to the terms and conditions of this Agreement whereby the Company will assist the Client to create and deliver a business that creates value for VisualMed’s Shareholders.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Engagement. Effective on the date hereof, the Client engages the Company to assist him in delivering his business objectives, which includes providing assistance with the capital structure of VisualMed, providing management (including officers or directors if required) as may be required on a permanent or temporary basis by VisualMed, assisting with finding and completing acquisitions that may be synergistic with the growth plans of VisualMed, the finding and securing of one or more sources of finance that may be required by VisualMed and assisting the Client to consider and structure any finance that may be offered.

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2.	Term of Engagement. Subject to the provisions of this Agreement, the term of Consulting under this Agreement (“Period of Consulting”) shall be one (1) years and shall commence on May 2nd 2021 (the “Initial Term”). This agreement will automatically terminate after one year except that the parties may elect to renew this Agreement if the business objectives and purpose of the agreement have not been achieved. Upon expiration of this Agreement Client will provide the Company all unpaid compensation and benefits to which the Company is entitled through the date of expiration and thereafter Company’s obligation hereunder shall cease.

3.	Objective. Client wishes to find and complete a business transaction for VisualMed that creates opportunity for VisualMed and its shareholders and wants to adopt a strategy that will see VisualMed become a fully reporting public Company that will have the opportunity to secure capital to create and execute a new business plan. Client has no objection to any business opportunity and no objection to a business strategy that will mean VisualMed being renamed and rebranded as part of a new business strategy.

4.	Compensation. In consideration of the Company’s provision of the Services, the Client shall pay or cause to be paid to the Company, the following fees (collectively, the “Fee”):

Subject only to the condition below Client agrees to deliver the 1,000 Pref A shares that he personally holds in VisualMed, to Epizon Limited in certificate form with Epizon Limited clearly identified as the owner on the certificate, accompanied by a copy of the designation filed with the State of Nevada for the Preference A shares. The Client warranties as part of this agreement that the 1,000 Preference A shares are free of any encumbrance or lien of any kind will be properly issued and recorded in the books and records of VisualMed, Clinical Solutions, Inc. at the time of delivery to Company.

Conditions to be met for Compensation as described above to be earned in full:

a)	VisualMed will have completed a transaction in the form of merger or acquisition which will create a new business strategy and opportunity for VisualMed.

b)	Transaction as described and publicly disclosed will have closed successfully and not be in dispute or have any effort to unwind initiated within 90 days of closing.

Compensation as defined will be delivered by Client to Epizon Limited within 30 days of the three month anniversary of any transaction (for the avoidance of doubt, no later than 120 days from completion of a transaction) as described in this agreement being publicly disclosed in a press release or SEC filing. This agreement will be adequate evidence that Epizon Limited is entitled to receive the Preference A shares as described and in the event of non-delivery by Client, will entitle Epizon Limited to require VisualMed Clinical Solutions, Corp. to recognize it as the owner of the Preference A shares and take whatever steps are necessary to reflect that ownership in its books and records.

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c)	The transaction as defined and agreed will create a change of control in VisualMed. The Client will be responsible for taking any actions that a change of control creates for Client or VisualMed and confirms as part of this agreement that a change of control does not trigger any adverse event or create any liability for VisualMed or any of the parties to this agreement.

5.	Consultant. The Client agrees that the Company will be acting as his consultant in providing the Services, and that, to this end, any and all forms of correspondence or communication, as well as dialogue, (altogether referred to as the “Discussions”) will pass via the Client. The Company shall obtain the Clients’ prior consent before engaging in such Discussions and Company has no authority or right to bind the Client to any agreement without prior approval.

6.	Independent Contractor. The Company is acting as an independent contractor hereunder with duties owing solely to the Client. Nothing contained herein, expressed or implied, shall create or be construed to impose upon the Company or any of its affiliates, or their respective officers, directors, employees or stockholders, any fiduciary or agency relationship or obligation.

7.	Limitation of Liability. The Client agrees that the Company shall have no liability to the Client or any of his affiliates or any third party, including, without limitation, any officer, director, employee or stockholder of any of his affiliates, for any decision or recommendation made or omitted to be made or any action or failure to act in connection with the Services or this Agreement; provided that the foregoing limitation on liability shall not apply to any decision or recommendation made or omitted to be made by the Company or any action or failure to act by the Company in connection with this Agreement that is finally held by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Company; provided further that notwithstanding anything to the contrary contained herein, in no event will the Company have any liability to the Client or any of his affiliates or any third party for any consequential, special, punitive or incidental damages.

8.	Information Provided to the Company. The Client will furnish the Company with such information as the Client believes is necessary to the provision of the Services (all information so furnished being herein referred to as the “Information”). The Client recognizes and confirms that the Company (i) will use and rely primarily on the Information and the information available from generally recognized public sources in performing the Services, without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information, and (iii) will not make an evaluation or appraisal of any assets of the Client. The Company agrees to treat all material, non-public Information in a confidential manner

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9.	Confidentiality; Non-Disclosure.

a)	Confidential Information. “Confidential Information” means any information provided by the Client, in any form, however and whenever acquired, that is not generally known to business competitors or the general public, and shall include without limitation: (i) confidential, secret, and/or proprietary knowledge, data, or information; (ii) any “trade secret,” as that term is defined by the Florida Uniform Trade Secrets Act (“FUTSA”), § 688.000, et seq., or as defined by any other state or federal law governing trade secrets, including the Uniform Trade Secrets Act; (iii) inventions, ideas, products, processes, formulas, patterns, compilations, devices, methods, techniques, processes, data, research, programs, know-how, improvements, discoveries, computer programs, source codes, and database structure; (iv) business methods, operations, plans, projects, finances, prices and costs, sales and shipping information/techniques, market studies, competitive analyses, accounts receivable or payable, billing methods, pricing policies, and other non-public financial information; (v) information concerning internal affairs, memoranda, policies, legal affairs, and security methods; and (vi) customer, client, vendor, and supplier names and addresses, lists, financial information, data, purchasing and supply histories

b)	Company Obligations. During the course of this agreement with the Client, Company will be given and receive access to Confidential Information. At all times during and subsequent to this agreement, Company will not, directly or indirectly, disclose, discuss, publish, disseminate, or otherwise use or suffer to be used in any manner, any Confidential Information, except as otherwise allowed by this Agreement. Company will use Confidential Information only for the contemplated purposes for the sole benefit of the Client and will disclose Confidential Information only as required in the course and scope of the Company’s job duties. Immediately upon the termination of this agreement for any reason or at any time when requested by the Client, Company will return all Confidential Information to the Client. Company further acknowledges and agrees that a breach of any of the provisions of paragraph 9 will leave the Client without an adequate remedy at law and therefore agrees that the remedy provided for herein is equitable and just, namely: (1) the Client shall be entitled to an immediate injunction to prohibit the further breach of any of these provisions, (2) the Client shall be entitled to prosecute to the extent allowed by law, and (3) the Client shall be entitled to recover fees associated with the cost of prosecution and damages.

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c)	Ownership of Client Property and Assignment of Intellectual Property. All Confidential Information is, and shall remain the Client’s property and Company will not remove any Confidential Information from Client premises.

10.	Indemnification. The Client agrees to indemnify and hold harmless the Company and its affiliates, and each of their respective officers, directors, employees or stockholders (the Company and each such person being referred to herein as the “Indemnified Party”), from and against any and all losses, claims, damages, fines, liabilities, judgments, or amounts paid in settlement (or actions, proceedings or investigations in respect thereof), to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any Financing or Acquisition or the Services hereunder. The Client agrees to reimburse the Company and any Indemnified Party for all expenses (including reasonable attorney’s fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any such pending or threatened loss, claim, damage, liability or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Client will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, fine, judgment or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the Company’s gross negligence or willful misconduct. This indemnification shall survive termination of the Company’s Services under this Agreement and shall be binding upon any successors or assigns of the Client.

11.	Restrictive Covenants. Company agrees to the following Restrictive Covenants:

a.	Non-Compete. During the term of this agreement and for a period of twelve (12) months after the termination of this agreement with the Client for any reason whatsoever (“Restricted Period”), Company will not, directly or indirectly (on Company’s own behalf or on behalf of any other person or entity) engage in any business or own an interest in any business, including but not limited to, a sole proprietorship, partnership, corporation, joint stock company, joint venture, limited liability company, trust or other form of business entity, unincorporated organization, whether as an individual proprietor, partner, shareholder, joint venturer, member, trustee, officer, director, consultant, broker, employee, or in any manner whatsoever (except for an ownership interest not exceeding five percent (5%) of a publicly-traded entity), that is competitive with any business in which the Client has been engaged at any time during Company’s agreement

b.	Non-Solicit of Employees. During the Restricted Period, Company will not, directly or indirectly (on Company’s own behalf or on behalf of any other person or entity) contact, recruit, solicit or otherwise seek to induce any employee or contractor of Client to terminate his/her employment or engagement with the Client. This covenant applies to any employee or contractor who, at the time of such attempted recruitment/hire by Company is currently employed or engaged with the Client or was previously employed or engaged with the Client within the eighteen (18) month period immediately preceding the termination of Company’s agreement.

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c.	Non-Solicit of Customers/Business Relationships. During the Restricted Period, other than for the benefit of the Client, solicit, contact, or do business with (if offered to Company, with or without solicitation) any customer of the Client regarding any business engaged in by the Client; and/or divert or attempt to divert from the Client or otherwise interfere with any business relationship between the Client and any existing or prospective client or other source of business, investor, customer, client, vendor or other person or entity with which the Client maintains or has maintained a business relationship. For purposes of this Agreement, “customer” shall include any specific prospective or existing person or entity with whom the Client has engaged in business at any time during Company’s agreement or within the three (3) year period preceding Company’s agreement.

d.	Reasonableness of Restrictive Covenants. Company has carefully read and considered the promises made in this Agreement. Company agrees that the promises made in this Agreement are reasonable and necessary for protection of the Client’s legitimate business interests, including but not limited, to its trade secrets; Confidential Information; existing and specific prospective customer relationships; productive and competent workforce; and undisrupted workplace. Company further agrees that prior to signing this Agreement, it has been provided a reasonable time to review the Agreement and an opportunity to consult separate counsel concerning the terms of this Agreement.

e.	Savings Clause; Full Effect. If it is determined by a court of competent jurisdiction that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by law. Additionally, the Client shall be entitled to the full benefit of the promises stated in this Agreement. Accordingly, if Company violates any or all of the covenants, this Agreement shall remain in full force and effect beyond the expiration of the term of the promise, such that the Client receives the full benefit of his bargain. Company’s obligations under this Agreement shall survive the termination of Company’s agreement with the Client.

f.	Independent Obligations. The restrictive covenants contained in this Agreement are independent of any other obligations owed by the Client to Company. The existence of any claim or cause of action by Company against the Client, whether based on this Agreement or otherwise created, shall not create a defense to the enforcement by the Client of any restrictive covenants contained herein.

g.	Injunction. Company acknowledges that a breach of the restrictive covenants contained in this Agreement will cause irreparable damage to the Client. Accordingly, in the event of a breach or threatened breach of the restrictive covenants contained in this Agreement, the Client shall be entitled to preliminary and permanent injunctive relief against Company and all persons or entities acting in concert with Company, to restrain the violation.

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12.	Company Representation. The Company represents and warrants to the Client that there is no legal impediment to it entering into, or performing its obligations under, this Agreement, and that entering into this Agreement will not violate any agreement to which Company is a party or any other legal restriction. The Company further represents and warrants that it will not use or disclose any confidential information of any prior employer or other person or entity during the term of this agreement with the Client.

13.	Amendment. This Agreement may only be amended by a written agreement signed by both parties.

14.	Assignment. Client consents and agrees that the Company may assign their rights within this agreement herein with advance written consent.

15.	Governing Law. This Agreement shall be governed by the internal laws of the Bahamas without regard to its law of conflicts. The Company waives any objection to venue or jurisdiction and any objection based on a more convenient forum in any action under this Agreement.

16.	Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when

(a)	acknowledged as received by the other party as a scanned and email document
(b)	or by any other means of delivery service for which the sender received a receipt of delivery

The Client:	Gerard Dab,
VisualMED Clinical Solutions, Corp.
50 West Liberty Street,
Suite 880, Reno,
Nevada 89501
Attention: Gerard Dab
Email cliniscience@gmail.com

The Company:	Epizon Limited
Suite 104A,
Saffrey Square,
Bank Lane,
PO Box N-9306
Attention: Seamus Lagan
Email s.lagan@btinternet.com

17.	Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject or its subject matter.

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IN WITNESS WHEREOF, the parties have duly signed this Agreement as of the day and year first above written.

THE CLIENT:

/s/ Gerard Dab
Gerard Dab

THE COMPANY:
Epizon Limited

/s/ Seamus Lagan
By: Seamus Lagan

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